Exhibit 99(a)(1)(A)

OFFER TO EXCHANGE

SHARES OF COMMON STOCK FOR

UP TO 6,750,000 OUTSTANDING WARRANTS

OF

DEL TACO RESTAURANTS, INC.

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW WARRANTS THAT YOU TENDER
WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON AUGUST 5, 2016, UNLESS THE OFFER
PERIOD IS EXTENDED. THE COMPANY MAY EXTEND THE OFFER PERIOD AT ANY TIME.

Del Taco Restaurants, Inc., a Delaware corporation (the “Company”), is making an offer, upon the terms and conditions in this Offer to Exchange Letter (“Offer Letter”) and the related Letter of Transmittal (which together constitute the “Offer”), to all holders of the Company’s issued and outstanding warrants exercisable for shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), at an exercise price of $11.50 per Share (the “Warrants”) to exchange during the Offer Period 0.2780 Shares for every Warrant tendered, up to a maximum of 6,750,000 Warrants. The “Offer Period” is the period commencing on July 11, 2016 and ending at 11:59 p.m., Eastern Time, on August 5, 2016, or such later date to which the Company may extend the Offer (the “Expiration Date”).

Our Shares and Warrants are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols TACO and TACOW, respectively. On July 8, 2016, the last reported sale prices for the Shares and the Warrants were $9.01 and $1.83, respectively. Warrant holders should obtain current market quotations for the Shares and Warrants before deciding whether to tender their Warrants pursuant to the Offer.

All outstanding Warrants are eligible to be tendered pursuant to the Offer (subject to proration as described below). As of July 8, 2016, there were 12,162,817 Warrants outstanding.

The Offer is to permit holders of Warrants to tender up to 6,750,000 Warrants at an exchange ratio of 0.2780 Shares for each Warrant tendered (approximately one Share for every 3.6 Warrants tendered), subject to proration, as described herein. A holder may tender as few or as many Warrants as the holder elects. No fractional Shares will be issued. Warrants may only be exchanged for whole Shares. In lieu of issuing fractional Shares to which any holder of Warrants would otherwise have been entitled, the Company will round the number of Shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of Shares. Holders are also entitled to exercise their Warrants during the Offer Period in accordance with the terms of the Warrant.

The Offer is not conditioned on any minimum number of Warrants tendered.

You may tender some or all of your Warrants on these terms. Because of the proration provisions described in this Offer Letter, we may exchange less than all of the Warrants tendered by a Warrant holder if more than an aggregate of 6,750,000 Warrants are properly tendered and not properly withdrawn. See “The Offer, Section 1. General Terms.”

If you elect to tender Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal. If you wish to exercise your Warrants in accordance with their terms, please follow the instructions for exercise included in the Warrants.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

Investing in the Shares involves a high degree of risk. See “The Offer, Section 12. Forward-Looking Statements; Risk Factors” for a discussion of information that you should consider before tendering Warrants in the Offer.

The Offer will commence on July 11, 2016 (the date the materials relating to the Offer are first sent to the Warrant holders) and end on the Expiration Date.

All of our directors and executive officers who beneficially own Warrants have agreed to participate in the Offer.

Levy Family Partners, LLC holds 1,769,652 Warrants. Lawrence F. Levy and Ari B. Levy, each a director of the Company, are two of the four managers of Levy Family Partners, LLC. The four managers of Levy Family Partners, LLC, acting by majority vote, exercise voting and dispositive control over the Warrants held by Levy Family Partners, LLC. Levy Family Partners, LLC has agreed to tender not less than 665,000 of its Warrants.

The Ari Levy 2003 Investment Trust, a trust established for the benefit of Ari B. Levy, a director of the Company, holds 1,792,095 Warrants. The Ari Levy 2003 Investment Trust has agreed to tender not less than 670,300 of its Warrants.

PW Acquisitions, LP holds 600,000 Warrants. Patrick Walsh, a director of the Company, is the chief executive officer and managing member of the General Partner of PW Acquisitions, LP and exercises voting and dispositive power over these Warrants. PW Acquisitions, LP has agreed to tender not less than 164,000 of its Warrants.

The R.J. Investment Trust, a trust established for the benefit of R.J. Melman, a director of the Company, holds 2,500 Warrants. The R.J. Investment Trust has agreed to tender not less than 700 of its Warrants.

A detailed discussion of the Offer is contained in this Offer Letter. Holders of Warrants are strongly encouraged to read this entire package of materials, and the publicly-filed information about the Company referenced herein, before making a decision regarding the Offer.

THE COMPANY’S BOARD OF DIRECTORS (EXCLUDING THOSE DIRECTORS WHO BENEFICIALLY OWN WARRANTS) HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR PIPER JAFFRAY & CO., THE FINANCIAL ADVISOR FOR THE OFFER (THE “FINANCIAL ADVISOR”), CONTINENTAL STOCK TRANSFER & TRUST COMPANY, THE DEPOSITARY FOR THE OFFER (“CST” OR THE “DEPOSITARY”), OR MORROW SODALI, THE INFORMATION AGENT FOR THE OFFER (“MORROW SODALI” OR THE “INFORMATION AGENT”), MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or the accuracy or adequacy of the disclosure in this Offer Letter or the Letter of Transmittal. Any representation to the contrary is a criminal offense.

July 11, 2016

IMPORTANT PROCEDURES

If you want to tender some or all of your Warrants, you must do one of the following before the Expiration Date:

•	if your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Warrants for you, which typically can be done electronically;

•	if you hold Warrant certificates in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver the Letter of Transmittal, together with any required signature guarantee, the certificates for your Warrants and any other documents required by the Letter of Transmittal, to CST; or

•	if you are an institution participating in The Depository Trust Company (“DTC”), called the “book-entry transfer facility” in this Offer Letter, tender your Warrants according to the procedure for book-entry transfer described under “The Offer, Section 2. Procedure for Tendering Warrants.”

If you want to tender your Warrants, but:

•	your certificates for the Warrants are not immediately available or cannot be delivered to the Depositary; or

•	you cannot comply with the procedure for book-entry transfer; or

•	your other required documents cannot be delivered to the Depositary before the expiration of the Offer,

then you can still tender your Warrants if you comply with the guaranteed delivery procedure described under “The Offer, Section 2. Procedure for Tendering Warrants.”

TO TENDER YOUR WARRANTS, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER LETTER, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE OFFER.

NO FRACTIONAL SHARES WILL BE ISSUED. WARRANTS MAY ONLY BE EXCHANGED FOR WHOLE SHARES. IN LIEU OF ISSUING FRACTIONAL SHARES TO WHICH ANY HOLDER OF WARRANTS WOULD OTHERWISE HAVE BEEN ENTITLED, THE COMPANY WILL ROUND THE NUMBER OF SHARES TO WHICH SUCH HOLDER IS ENTITLED, AFTER AGGREGATING ALL FRACTIONS, UP TO THE NEXT WHOLE NUMBER OF SHARES.

WARRANTS NOT EXCHANGED FOR SHARES WILL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON JUNE 30, 2020 AND OTHERWISE REMAIN SUBJECT TO THEIR ORIGINAL TERMS.

We are not making the Offer to, and will not accept any tendered Warrants from, Warrant holders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to Warrant holders in any such jurisdiction.

You should rely only on the information contained in this Offer Letter and in the Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer Letter or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you should not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, the Depositary or the Information Agent for the Offer. You should not assume that the information provided in the Offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer Letter.

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(E) of the Securities Act to exempt the Offer from the registration and qualification requirements of state securities laws. We have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Offer. In addition, none of the Financial Advisor, the Depositary or the Information Agent, or any broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Offer. Our officers, directors and regular employees may solicit tenders from holders of the Warrants and will answer inquiries concerning the terms of the Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

SUMMARY

Unless otherwise stated in this Offer Letter, references to “we,” “our,” “us,” or the “Company” refer to Del Taco Restaurants, Inc. An investment in our Shares involves risks. You should carefully consider the information provided under the heading “Forward-Looking Statements; Risk Factors” beginning on page 21.

The Company	Del Taco Restaurants, Inc., a Delaware corporation. Our principal executive offices are located at 25521 Commercentre Drive, Lake Forest, CA 92630. Our telephone number is (949) 462-9300.

The Warrants	As of July 8, 2016, the Company had 12,162,817 Warrants outstanding. Each Warrant is exercisable for one Share at an exercise price of $11.50. By their terms, the Warrants will expire on June 30, 2020, unless sooner exercised or redeemed by the Company in accordance with the terms of the Warrants. All outstanding Warrants are eligible to be tendered pursuant to the Offer (subject to proration as described below).

The Shares	As of July 8, 2016, the Company had 37,976,206 Shares outstanding. The Shares issuable upon exercise of the 6,750,000 Warrants eligible to be tendered pursuant to the Offer represent approximately 17.8% of our outstanding Shares as of July 8, 2016.

Market Price of the Shares and the Warrants	Our Shares are listed on Nasdaq under the symbol TACO. The Warrants are listed on Nasdaq under the symbol TACOW. On July 8, 2016, the last reported sale prices for the Shares and the Warrants were $9.01 and $1.83, respectively.

The Offer	The Offer is to permit holders of Warrants to tender up to 6,750,000 Warrants at an exchange ratio of 0.2780 Shares for each Warrant tendered (approximately one Share for every 3.6 Warrants tendered), subject to proration, as described herein. A holder may tender as few or as many Warrants as the holder elects. Warrants may only be exchanged for whole Shares. In lieu of issuing fractional Shares to which any holder of Warrants would otherwise have been entitled, the Company will round the number of Shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of Shares. Holders may also exercise their Warrants during the Offer Period in accordance with the terms of the Warrant. See “The Offer, Section 1. General Terms.”

Proration

If more than 6,750,000 Warrants are properly tendered and not withdrawn prior to the Expiration Date, and we do not extend the Offer and increase the number of Warrants that may be tendered, then we will exchange Warrants from tendering Warrant holders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractions), in accordance with the number of Warrants duly tendered by or on behalf of each Warrant holder (and not so withdrawn). This Offer will not have any special proration provision for odd-lot tenders, which means that all odd-lot tenders

(including Warrant holders who own fewer than 100 Warrants) are subject to proration. The proration period will expire on the Expiration Date.

Reasons for the Offer	The Offer is being made to all holders of Warrants. The purpose of the Offer is to reduce the number of Shares that would become outstanding upon the exercise of Warrants. See “The Offer, Section 5.C. Background and Purpose of the Offer—Purpose of the Offer.”

Expiration Date of Offer	11:59 p.m., Eastern Time, on August 5, 2016, or such later date to which we may extend the Offer. All Warrants and related paperwork must be received by the Depositary by this time, as instructed herein. See “The Offer, Section 10. Conditions; Termination; Waivers; Extensions; Amendments.”

Withdrawal Rights	If you tender your Warrants and change your mind, you may withdraw your tendered Warrants at any time until the Expiration Date, as described in greater detail under “The Offer, Section 3. Withdrawal Rights.”

Participation by Executive Officers and Directors	All of our directors and executive officers who beneficially own Warrants have agreed to participate in the Offer.

Levy Family Partners, LLC holds 1,769,652 Warrants. Lawrence F. Levy and Ari B. Levy, each a director of the Company, are two of the four managers of Levy Family Partners, LLC. The four managers of Levy Family Partners, LLC, acting by majority vote, exercise voting and dispositive control over the Warrants held by Levy Family Partners, LLC. Levy Family Partners, LLC has agreed to tender not less than 665,000 of its Warrants.

The Ari Levy 2003 Investment Trust, a trust established for the benefit of Ari B. Levy, a director of the Company, holds 1,792,095 Warrants. The Ari Levy 2003 Investment Trust has agreed to tender not less than 670,300 of its Warrants.

PW Acquisitions, LP holds 600,000 Warrants. Patrick Walsh, a director of the Company, is the chief executive officer and managing member of the General Partner of PW Acquisitions, LP and exercises voting and dispositive power over these Warrants. PW Acquisitions, LP has agreed to tender not less than 164,000 of its Warrants.

The R.J. Investment Trust, a trust established for the benefit of R.J. Melman, a director of the Company, holds 2,500 Warrants. The R.J. Investment Trust has agreed to tender not less than 700 of its Warrants.

For more information, see “The Offer, Section 5.D. Background and Purpose of the Offer—Interests of Directors and Executive Officers.”

Conditions of the Offer	The conditions of the Offer are:

i.	there shall not have been instituted, threatened in writing or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer;

ii.	no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

iii.	in our reasonable judgment, there shall not have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs;

iv.	there shall not have occurred:

a.	any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets;

b.	any material adverse change in the price of the Shares in U.S. securities or financial markets;

c.	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

d.	any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or

e.	a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer, as described under “The Offer, Section 10. Conditions; Termination; Waivers; Extensions; Amendments.” The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. See “The Offer, Section 10. Conditions; Termination; Waivers; Extensions; Amendments.”

Fractional Shares	No fractional Shares will be issued. Warrants may only be exchanged for whole Shares. In lieu of issuing fractional Shares to which any holder of Warrants would otherwise have been entitled, the Company will round the number of Shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of Shares. See “The Offer, Section 1.B. General Terms—Partial Tender Permitted.”

Board of Directors’ Recommendation	Our board of directors (excluding those directors who beneficially own Warrants) has approved the Offer. However, none of the Company, its directors, officers or employees, nor the Financial Advisor, the Depositary or the Information Agent, makes any recommendation as to whether to tender Warrants. You must make your own decision as to whether to tender some or all of your Warrants. See “The Offer, Section 1D. General Terms—Board Approval of the Offer; No Recommendation; Holder’s Own Decision.”

How to Tender Warrants	To tender your Warrants, you must complete the actions described herein under “The Offer, Section 2. Procedure for Tendering Warrants” before the Offer expires.

Questions or Assistance	Please direct questions or requests for assistance, or for additional copies of this Offer Letter, Letter of Transmittal or other materials to the Information Agent or the Financial Advisor. The contact information for the Information Agent and the Financial Advisor is located on the back cover of this Offer Letter.

THE OFFER

Risks of Participating In the Offer

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in Section 12 below. Holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisors as necessary before deciding whether to participate in the Offer. In addition, we strongly encourage you to read this Offer Letter in its entirety and review the documents referred to in Sections 8, 9, 12 and 15.

1.	GENERAL TERMS

The Offer is to permit holders of Warrants to tender up to 6,750,000 Warrants at an exchange ratio of 0.2780 Shares for each Warrant tendered (approximately one Share for every 3.6 Warrants tendered), subject to proration, as described herein. A holder may tender as few or as many Warrants as the holder elects. No fractional Shares will be issued. Warrants may only be exchanged for whole Shares. In lieu of issuing fractional Shares to which any holder of Warrants would otherwise have been entitled, the Company will round the number of Shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of Shares. Holders may also exercise their Warrants during the Offer Period in accordance with the terms of the Warrant.

You may tender some or all of your Warrants on these terms. Because of the proration provisions described in this Offer Letter, we may exchange less than all of the Warrants tendered by a Warrant holder if more than an aggregate of 6,750,000 Warrants are properly tendered and not properly withdrawn.

If you elect to tender Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

The Shares to be exchanged for the Warrants have not been registered with the SEC. As described elsewhere in this Offer Letter, the issuance of the Shares upon exchange of the Warrants is exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. Under current interpretations of the staff of the Division of Corporation Finance of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. We are also relying on Section 18(b)(4)(E) of the Securities Act to exempt the Shares from the registration and qualification requirements of state securities laws. The Shares that you receive in the Offer will be freely tradable, except by persons who are considered to be our affiliates, as that term is defined in the Securities Act.

A. Period of Offer

The Offer will only be open for a period beginning on July 11, 2016 and ending on the Expiration Date. We expressly reserve the right, in our sole discretion, at any time or from time to time, prior to the Expiration Date, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer.

B. Partial Tender Permitted

If you choose to participate in the Offer, you may tender less than all of your Warrants pursuant to the terms of the Offer.

HOLDERS MAY ALSO EXERCISE THEIR WARRANTS DURING THE OFFER PERIOD IN ACCORDANCE WITH THE TERMS OF THE WARRANTS.

C. Proration

The Offer is to permit holders of Warrants to tender up to 6,750,000 Warrants at an exchange ratio of 0.2780 Shares for each Warrant tendered (approximately one Share for every 3.6 Warrants tendered), subject to proration, as described herein. Accordingly, if more than 6,750,000 Warrants are properly tendered and not withdrawn prior to the Expiration Date, and we do not extend the Offer and increase the number of Warrants that may be tendered, we will exchange Warrants from tendering Warrant holders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractions), in accordance with the number of Warrants duly tendered by or on behalf of each Warrant holder (and not so withdrawn). This Offer will not have any special proration provision for odd-lot tenders, which means that all odd-lot tenders (including Warrant holders who own fewer than 100 Warrants) are subject to proration. The proration period will expire on the Expiration Date.

D. Board Approval of the Offer; No Recommendation; Holder’s Own Decision

THE COMPANY’S BOARD OF DIRECTORS (EXCLUDING THOSE DIRECTORS WHO BENEFICIALLY OWN WARRANTS) HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE FINANCIAL ADVISOR, THE DEPOSITARY OR THE INFORMATION AGENT, MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

E. Extensions of the Offer

We expressly reserve the right, in our sole discretion, and at any time or from time to time, prior to the Expiration Date, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer. If we extend the Offer, we will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date of the Offer.

2.	PROCEDURE FOR TENDERING WARRANTS

A. Proper Tender of Warrants

To validly tender Warrants pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees, must be received by the Depositary at its address set forth on the last page of this document prior to the Expiration Date. The method of delivery of all required documents is at the option and risk of the tendering Warrant holders. If delivery is by mail, the Company recommends registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.

In the Letter of Transmittal, the tendering Warrant holder must: (i) set forth his, her or its name and address; (ii) set forth the number of Warrants tendered; and (iii) set forth the number of the Warrant certificate(s) representing such Warrants.

Where Warrants are tendered by a registered holder of the Warrants who has completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal, all signatures on the Letters of Transmittal must be guaranteed by an “Eligible Institution.”

An “Eligible Institution” is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If the Warrants are registered in the name of a person other than the signer of the Letter of Transmittal, the Warrants must be endorsed or accompanied by appropriate instruments of assignment, in either case signed exactly as the name(s) of the registered owner(s) appear on the Warrants, with the signature(s) on the Warrants or instruments of assignment guaranteed.

A tender of Warrants pursuant to the procedures described below in this Section 2 will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Offer.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND WARRANTS, MUST BE MADE TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY.

NO DELIVERIES SHOULD BE MADE TO THE COMPANY, AND ANY DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY DELIVERY. The Depositary will establish an account for the Warrants at DTC for purposes of the Offer, within two business days after the date of this Offer Letter. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the Depositary’s account in accordance with DTC’s procedure for such transfer. Even though delivery of Warrants may be effected through book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal (or copy thereof), with any required signature guarantee, or an Agent’s Message, and any other required documentation, must in any case be transmitted to and received by the Depositary at its address set forth on the last page of this Offer Letter prior to the Expiration Date, or the guaranteed delivery procedures set forth herein must be followed. Delivery of the Letter of Transmittal (or other required documentation) to DTC does not constitute delivery to the Depositary. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC exchanging the Warrants that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant. The term “Book-Entry Confirmation” means a timely confirmation of a book-entry transfer of Warrants into the Depositary’s account at DTC.

WARRANTS HELD IN STREET NAME. If Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, you must instruct that holder to tender your Warrants on your behalf. A letter of instructions is included in these materials, and as an exhibit to the Schedule TO. The letter may be used by you to instruct a custodian to tender and deliver Warrants on your behalf.

Unless the Warrants being tendered are delivered to the Depositary by 11:59 p.m., Eastern Time, on August 5, 2016 (the Expiration Date) accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message, the Company may, at its option, treat such tender as invalid. Issuance of Shares upon tender of Warrants will be made only against the valid tender of Warrants.

GUARANTEED DELIVERY. If you want to tender your Warrants pursuant to the Offer, but (i) your Warrants are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach the Depositary prior to the Expiration Date, you can still tender your Warrants, if all of the following conditions are met:

(a) the tender is made by or through an Eligible Institution;

(b) the Depositary receives by hand, mail, overnight courier or fax, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer Letter (with signatures guaranteed by an Eligible Institution); and

(c) the Depositary receives, within three Nasdaq trading days after the date of its receipt of the Notice of Guaranteed Delivery:

(1) the certificates for all tendered Warrants, or confirmation of receipt of the Warrants pursuant to the procedure for book-entry transfer as described above, and

(2) a properly completed and duly executed Letter of Transmittal (or copy thereof), or any Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal. In any event, the issuance of Shares for Warrants tendered pursuant to the Offer and accepted pursuant to the Offer will be made only after timely receipt by the Depositary of Warrants, properly completed and duly executed Letter(s) of Transmittal and any other required documents.

B. Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tenders of Warrants will be determined by the Company, in its sole discretion, and its determination will be final and binding, subject to the judgment of any court that might provide otherwise. The Company reserves the absolute right, subject to the judgment of any court that might provide otherwise, to reject any or all tenders of Warrants that it determines are not in proper form or reject tenders of Warrants that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, subject to the judgment of any court that might provide otherwise, to waive any defect or irregularity in any tender of Warrants. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor will any of them incur any liability for failure to give any such notice.

C. Tender Constitutes an Agreement

A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering Warrant holder that: (i) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (ii) such Warrant holder is voluntarily participating in the Offer; (iii) the future value of our Warrants is unknown and cannot be predicted with certainty; (iv) such Warrant holder has read this Offer Letter; (v) such Warrant holder has consulted his, her or its tax and financial advisors with regard to how the Offer will impact the tendering Warrant holder’s specific situation; (vi) any foreign exchange obligations triggered by such Warrant holder’s tender of Warrants or receipt of proceeds are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Warrants, such Warrant holder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Warrants authorizes us to withhold all applicable Tax Items potentially payable by a tendering Warrant holder. Our acceptance for payment of Warrants tendered pursuant to the Offer will constitute a binding agreement between the tendering Warrant holder and us upon the terms and subject to certain conditions of the Offer.

D. Signature Guarantees

Except as otherwise provided below, all signatures on a Letter of Transmittal by a person residing in or tendering Warrants in the United States must be guaranteed by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed if (i) the Letter of Transmittal is signed by the registered holder of the Warrant(s) tendered therewith and such holder has not completed the box entitled “Special Delivery Instructions” or “Special Issuance Instructions” in the Letter of Transmittal; or (ii) such Warrant(s) are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

3.	WITHDRAWAL RIGHTS

Tenders of Warrants made pursuant to the Offer may be rescinded at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. If the Company extends the period of time during which the Offer is open for any reason, then, without prejudice to the Company’s rights under the Offer and in a manner compliant with Rule 14e-1(c) of the Exchange Act, the Company may retain all Warrants tendered and tenders of such Warrants may not be rescinded, except as otherwise provided in this Section 3. Notwithstanding the foregoing, tendered Warrants may also be withdrawn if the Company has not accepted the Warrants for exchange by the 40th business day after the initial commencement of the Offer.

To be effective, a written notice of withdrawal must be timely received by the Depositary at its address identified in this Offer Letter. Any notice of withdrawal must specify the name of the holder who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal must be submitted to the Depositary prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Warrant holder) and the serial numbers shown on the particular certificates evidencing the Warrants to be withdrawn. Withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described in Section 2 at any time prior to the Expiration Date.

A holder of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such holder holds his, her or its Warrants. In order to withdraw previously tendered Warrants, a DTC participant may, prior to the Expiration Date, withdraw its instruction previously transmitted through the WARR PTS function of DTC’s ATOP procedures by (i) withdrawing its acceptance through the WARR PTS function, or (ii) delivering to the Depositary by mail, hand delivery or fax, a notice of withdrawal of such instruction. The notices of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the WARR PTS function to which such withdrawal relates. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered his, her or its Warrants other than through DTC should send written notice of withdrawal to the Depositary specifying the name of the Warrant holder who tendered the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by a Medallion Signature Guarantor; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the Depositary. Selection of the method of notification is at the risk of the Warrant holder, and notice of withdrawal must be timely received by the Depositary.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding, subject to the judgment of any court that might provide otherwise. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court that might provide otherwise.

4.	ACCEPTANCE OF WARRANTS AND ISSUANCE OF SHARES

Upon the terms and subject to the conditions of the Offer, we will accept for exchange Warrants validly tendered as of the Expiration Date, subject to proration, as described herein. The Shares to be issued will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or copy thereof), or any Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

For purposes of the Offer, the Company will be deemed to have accepted for exchange Warrants that are validly tendered and for which tenders are not withdrawn, subject to proration, as described herein, unless the Company gives written notice to the Warrant holder of its non-acceptance prior to the Expiration Date.

If you tender Warrants pursuant to the Offer, and you are not an affiliate of the Company, you will receive unlegended Shares, which will be freely tradable.

5.	BACKGROUND AND PURPOSE OF THE OFFER

A. Information Concerning Del Taco Restaurants, Inc.

We were originally incorporated in Delaware on August 2, 2013 as Levy Acquisition Corp. (“LAC”), a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. On March 12, 2015, LAC entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among LAC, its wholly-owned subsidiary, Levy Merger Sub, LLC (“Merger Sub”), and Del Taco Holdings, Inc. (“DTH”), providing for the merger (the “Merger”) of Merger Sub with and into DTH, with DTH surviving the merger as our wholly-owned subsidiary (the “Business Combination”).

Concurrent with the execution of the Merger Agreement, Levy Epic Acquisition Company, LLC (“Levy Newco”), Levy Epic Acquisition Company II, LLC (“Levy Newco II” and with Levy Newco, the “Levy Newco Parties”), DTH and certain of DTH’s shareholders entered into a stock purchase agreement (the “Stock Purchase Agreement”). Pursuant to the Stock Purchase Agreement, the Levy Newco Parties agreed to purchase 2,348,968 shares of DTH common stock from DTH for $91.2 million in cash, and to purchase 740,564 shares of DTH common stock directly from existing DTH shareholders for $28.8 million in cash (the “Initial Investment”). As a result of this Initial Investment, an aggregate of 3,089,532 shares of DTH common stock were purchased by the Levy Newco Parties for total cash consideration of $120.0 million.

On June 30, 2015 (the “Closing Date”), we consummated the Business Combination, and Merger Sub merged with and into DTH, with DTH surviving the merger as our wholly-owned subsidiary. In connection with the closing of the Business Combination, we changed our name from Levy Acquisition Corp. to Del Taco Restaurants, Inc.

The Company is a nationwide operator and franchisor of restaurants featuring fresh and fast made-to-order cuisine, including both Mexican inspired and American classic dishes. As of December 29, 2015, there were 544 Del Taco restaurants, a majority of these in the Pacific Southwest. We serve our customers high-quality food typical of fast casual restaurants but with the speed, convenience and value associated with traditional quick service restaurants (“QSRs”). With attributes of both a fast casual restaurant and a QSR — a combination we call QSR+ — we occupy a place in the restaurant market distinct from our competitors. Our food is prepared in working kitchens where our customers see cooks grilling marinated chicken and steak, chopping tomatoes and cilantro for salsa, grating cheddar cheese, slicing avocados and slow cooking whole pinto beans. And we believe that we are poised for growth, operating within the fastest growing segment of the restaurant industry, the limited service restaurant (“LSR”) segment. With an average system check of $6.79, we offer a compelling value proposition relative to both QSR and fast casual peers.

Our distinctive menu offers a combination of Mexican-inspired food, such as tacos and burritos, and American classics, such as “Double Del” cheeseburgers, crinkle-cut fries and milkshakes. The dual menu offers something for everyone, helping us attract a broader customer base than other Mexican LSRs while eliminating the “veto vote.” Additionally, our menu features both premium items such as our Epic Burritos®, Handcrafted Ensaladas and Fresca Bowls as well as lower priced items on our Buck & Under Menu®. While the lower priced items appeal to a value-oriented customer, the Buck & Under Menu® is also designed to increase the average check by offering variety for customers wishing to supplement their order with an additional menu item. For the year ended December 29, 2015, approximately 22% of company-operated restaurant sales consisted of Buck & Under Menu® items. With our tiered pricing strategy, we appeal to customers from a wide variety of socio-economic backgrounds and price sensitivities.

We opened our first restaurant in Yermo, California in 1964. The original restaurant had a simple menu consisting of 19 cent tacos, tostadas and french fries and 24 cent cheeseburgers. Over the last nearly 52 years, located now in 16 states, we have grown to 297 company-operated and 247 franchised restaurants as of December 29, 2015.

Our principal executive offices are located at 25521 Commercentre Drive, Lake Forest, California 92630, and our telephone number is (949) 462-9300.

B. Establishment of Offer Terms; Approval of the Offer

Our board of directors (excluding those directors who beneficially own Warrants) approved the exchange of Warrants for Shares and formed a committee consisting of Eileen Aptman, Paul J.B. Murphy, III and Joseph Stein to approve the exchange ratio and other terms of this Offer. The committee approved the exchange ratio and the other terms of this Offer. The committee set the exchange ratio in order to provide the holders of the Warrants with an incentive to exchange the Warrants.

Levy Family Partners, LLC holds 1,769,652 Warrants. Lawrence F. Levy and Ari B. Levy, each a director of the Company, are two of the four managers of Levy Family Partners, LLC. The four managers of Levy Family Partners, LLC, acting by majority vote, exercise voting and dispositive control over the Warrants held by Levy Family Partners, LLC. Levy Family Partners, LLC has agreed to tender not less than 665,000 of its Warrants.

The Ari Levy 2003 Investment Trust, a trust established for the benefit of Ari B. Levy, a director of the Company, holds 1,792,095 Warrants. The Ari Levy 2003 Investment Trust has agreed to tender not less than 670,300 of its Warrants.

PW Acquisitions, LP holds 600,000 Warrants. Patrick Walsh, a director of the Company, is the chief executive officer and managing member of the General Partner of PW Acquisitions, LP and exercises voting and dispositive power over these Warrants. PW Acquisitions, LP has agreed to tender not less than 164,000 of its Warrants.

The R.J. Investment Trust, a trust established for the benefit of R.J. Melman, a director of the Company, holds 2,500 Warrants. The R.J. Investment Trust has agreed to tender not less than 700 of its Warrants.

C. Purpose of the Offer

The Offer is being made to all holders of Warrants. The purpose of the Offer is to reduce the number of Shares that would become outstanding upon the exercise of Warrants. The Company’s board of directors believes that by allowing holders of Warrants to exchange one Warrant for 0.2780 Shares, the Company can potentially reduce the substantial number of Shares that would be issuable upon exercise of the Warrants, thus providing investors and potential investors with greater certainty as to the Company’s capital structure. For example, if all of the 6,750,000 eligible Warrants were validly tendered in the Offer, the Company would issue 1,876,500 Shares in exchange for such tendered Warrants. However, if all of the 6,750,000 eligible Warrants were exercised for Shares pursuant to the terms of the Warrants, the Company would issue 6,750,000 Shares in such exercise. The Warrants acquired pursuant to the exchange will be retired and cancelled. The Offer is not made pursuant to a plan to periodically increase any securityholder’s proportionate interest in the assets or earnings and profits of the Company.

D. Interests of Directors and Executive Officers

The names of the executive officers and directors of the Company are set forth below. The business address for each such person is: c/o Del Taco Restaurants, Inc., 25521 Commercentre Drive, Lake Forest CA 92630 and the telephone number for each such person is (949) 462-9300.

Name	Position
Paul J.B. Murphy, III	President and Chief Executive Officer and Director
Steven L. Brake	Executive Vice President and Chief Financial Officer
John D. Cappasola, Jr.	Executive Vice President and Chief Brand Officer
David A. Pear	Senior Vice President of Operations
Lawrence F. Levy	Chairman of the Board of Directors
Eileen Aptman	Director
Ari B. Levy	Director
R.J. Melman	Director
Joseph Stein	Director
Patrick D. Walsh	Director

As of July 8, 2016, we had 37,976,206 outstanding Shares and 12,162,817 outstanding Warrants. The Shares issuable upon exercise of the 6,750,000 Warrants eligible to be tendered pursuant to the Offer represent approximately 17.8% of our outstanding Shares as of July 8, 2016.

All of our directors and executive officers who beneficially own Warrants have agreed to participate in the Offer.

Levy Family Partners, LLC holds 1,769,652 Warrants. Lawrence F. Levy and Ari B. Levy, each a director of the Company, are two of the four managers of Levy Family Partners, LLC. The four managers of Levy Family Partners, LLC, acting by majority vote, exercise voting and dispositive control over the Warrants held by Levy Family Partners, LLC. Levy Family Partners, LLC has agreed to tender not less than 665,000 of its Warrants.

The Ari Levy 2003 Investment Trust, a trust established for the benefit of Ari B. Levy, a director of the Company, holds 1,792,095 Warrants. The Ari Levy 2003 Investment Trust has agreed to tender not less than 670,300 of its Warrants.

PW Acquisitions, LP holds 600,000 Warrants. Patrick Walsh, a director of the Company, is the chief executive officer and managing member of the General Partner of PW Acquisitions, LP and exercises voting and dispositive power over these Warrants. PW Acquisitions, LP has agreed to tender not less than 164,000 of its Warrants.

The R.J. Investment Trust, a trust established for the benefit of R.J. Melman, a director of the Company, holds 2,500 Warrants. The R.J. Investment Trust has agreed to tender not less than 700 of its Warrants.

The Company does not beneficially own any Warrants, nor, to the Company’s knowledge after reasonable inquiry, do any of its other executive officers or directors own any Warrants except as described above.

Below is a list of Warrants that we have repurchased under our previously announced Warrant repurchase program during the 60-day period prior to the date of this Offer Letter. Except as set forth below we have not and, to the best of our knowledge, none of our current directors, executive officers or any person holding a controlling interest in us has, engaged in any transactions involving the Warrants during the 60-day period prior to the date of this Offer Letter.

Date	Warrants Repurchased	Average Price per Warrant
June 29, 2016	235,000	$1.85

On June 30, 2016, 5,049,623 Warrants were released from an escrow account established in connection with the Business Combination. Following the release of the Warrants held in the escrow account, on July 6, 2016, Levy Acquisition Sponsor, LLC distributed to its members all of the Warrants held by Levy Acquisition Sponsor, LLC, pro rata, in accordance with the membership interests of the members for no consideration. In the pro rata distribution, (i) Levy Family Partners, LLC received 1,769,652 Warrants, (ii) the Ari Levy 2003 Investment Trust received 1,792,095 Warrants and (iii) PW Acquisitions, LP received 600,000 Warrants.

E. Plans, Proposals or Negotiations

Except as set forth below in Section 8 hereunder, there are no present plans, proposals or negotiations by the Company that relate to or would result in:

•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•	any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the Company’s corporate structure or business;

•	any class of equity security of the Company being delisted from a national securities exchange;

•	any class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the subject company, or the disposition of securities of the subject company; or

•	changes in the Company’s Second Amended and Restated Certificate of Incorporation or Bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company by any person.

THE COMPANY’S BOARD OF DIRECTORS (EXCLUDING THOSE DIRECTORS WHO BENEFICIALLY OWN WARRANTS) HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE FINANCIAL ADVISOR, THE DEPOSITARY OR THE INFORMATION AGENT, MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER ANY WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

6.	PRICE RANGE OF SHARES AND WARRANTS

Our Shares and Warrants are listed on Nasdaq under the symbols TACO and TACOW, respectively. Prior to April 28, 2015, our Shares and Warrants were listed on Nasdaq under the symbols LEVY and LEVYW, respectively. On July 8, 2016, the last reported sale prices for the Shares and the Warrants were $9.01 and $1.83, respectively.

The Company recommends that holders consider current market quotations for the Shares and the Warrants, among other factors, before deciding whether or not to tender their Warrants.

	Shares(1)		Warrants(2)
	High	Low	High	Low
	$	$	$	$
Fiscal 2014
First Quarter	10.49	9.40	5.00	0.46
Second Quarter	9.95	9.62	0.65	0.46
Third Quarter	9.80	9.60	0.55	0.32
Fourth Quarter	9.88	9.62	0.42	0.35
Fiscal 2015
First Quarter	11.48	9.69	2.20	0.35
Second Quarter	17.25	11.05	6.88	2.20
Third Quarter(3)	16.48	12.26	6.52	3.42
Fourth Quarter	15.18	9.71	5.41	2.63
Fiscal 2016
First Quarter	11.10	8.37	3.70	1.70
Second Quarter	10.78	8.89	2.71	1.71
Third Quarter (through July 8)	9.38	8.43	1.98	1.65

(1)	Our common stock began separate trading on Nasdaq on January 8, 2014. As a result, the figures for the first quarter of 2014 are for the period from January 8, 2014 through March 25, 2014.
(2)	Our warrants began separate trading on Nasdaq on January 6, 2014. As a result, the figures for the first quarter of 2014 are for the period from January 6, 2014 through March 25, 2014.
(3)	The Business Combination was consummated on June 30, 2015.

The table below indicates the implied Warrant value at various hypothetical stock prices based on the exchange ratio of 0.2780 Shares per Warrant. The implied Warrant value is calculated by multiplying the prices per Share in the table below by the exchange ratio. The stock prices below are included for illustrative purposes only and there can be no assurance that the Shares will trade at such prices prior to, at or after the expiration of the Offer.

Price per Share	Implied Warrant Value
$8.00	$2.22
$8.20	$2.28
$8.40	$2.34
$8.60	$2.39
$8.80	$2.45
$9.00	$2.50
$9.20	$2.56
$9.40	$2.61
$9.60	$2.67
$9.80	$2.72
$10.00	$2.78
$10.20	$2.84
$10.40	$2.89
$10.60	$2.95
$10.80	$3.00
$11.00	$3.06
$11.20	$3.11
$11.40	$3.17
$11.60	$3.22
$11.80	$3.28
$12.00	$3.34

7.	SOURCE AND AMOUNT OF FUNDS

Because this transaction is an offer to holders to exchange their existing Warrants for Shares, there is no source of funds or other cash consideration being paid by the Company to those tendering Warrants. We will use our existing funds to pay expenses associated with the Offer.

8.	TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES

Except as described herein, none of the Company or, to our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer or with respect to any of our securities, including any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Tender Support Agreement

We have entered into a tender support agreement with Levy Family Partners, LLC, the Ari Levy 2003 Investment Trust, PW Acquisitions, LP and The R.J. Investment Trust which hold an aggregate of 4,164,247 Warrants, pursuant to which Levy Family Partners, LLC, the Ari Levy 2003 Investment Trust, PW Acquisitions, LP and The R.J. Trust have agreed to tender pursuant to the Offer not less than 665,000, 670,300, 164,000 and 700, respectively, of the Warrants owned by them in accordance with the terms and conditions of the Offer as set forth in this Offer Letter. These Warrant holders may tender a greater number of Warrants, up to the total number of Warrants they hold (subject to proration and the other terms of the Offer)

The agreement terminates on the earliest to occur of: (i) the termination of the Offer, without any Warrants being accepted for exchange thereunder, (ii) the date of any modification, waiver, change or amendment of the Offer after the date hereof that results in a (A) decrease in the number of Shares issuable upon exchange of each Warrant, or (B) change in the form of consideration to be paid in the Offer, or (iii) August 31, 2016 if, on or prior to such date, the Offer has not been consummated.

Pursuant to the tender support agreement, we have agreed to indemnify the counterparties and reimburse them for their expenses incurred in connection with the agreement.

Stockholders Agreement

Concurrent with the closing of the Business Combination, we became bound by the terms of a Stockholders Agreement, dated as of March 12, 2015 (the “Stockholders Agreement”). We entered into the Stockholders Agreement with certain parties collectively referred to as the “GSMP Parties,” certain parties collectively referred to as the “Charlesbank Parties,” certain parties collectively referred to as the “Leonard Green Parties,” certain parties collectively referred to as the “Levy Parties” (which included Lawrence F. Levy, Ari B. Levy and Steven C. Florsheim, all of whom served as directors of the Company in 2015), certain parties collectively referred to as the “Walsh Parties,” certain parties collectively referred to as the “Levy Newco Parties,” and certain parties collectively referred to as the “Other Stockholders.”

Pursuant to the terms of the Stockholders Agreement, certain stockholders of DTH, the Levy Parties and PW Acquisitions LP, a Delaware limited partnership that is controlled by Patrick D. Walsh (who is a director of the Company), may request in writing that the Company register under the Securities Act all or a portion of the shares of our common stock held by them and the former DTH stockholders (the “Registrable Stock”).

Pursuant to the Stockholders Agreement, on July 2, 2015, we filed a shelf registration statement with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act (as amended, the “Shelf Registration Statement”) for the sale of all of the Registrable Stock, all of the issued and outstanding unregistered shares of our common stock issued prior to our initial public offering, and all of the unregistered shares of common stock issuable upon exercise of our issued and outstanding private placement warrants (the “Private Placement Warrants”). The SEC declared the Shelf Registration Statement effective on July 15, 2015.

On October 30, 2015, certain DTH stockholders sold all of the shares of our common stock held by them in an underwritten secondary public offering conducted pursuant to the Shelf Registration Statement. We incurred a total of $0.7 million of expenses in connection with the offering pursuant to the Stockholders Agreement.

Warrant Agreement

In connection with our initial public offering and the appointment of a warrant agent for the Warrants, we entered into a warrant agreement (the “Warrant Agreement”) with CST. The warrant agreement provides for the various terms, restrictions and governing provisions that dictate all of the terms of the Warrants.

Loans

At the closing of the Business Combination, we issued 389,623 Private Placement Warrants to the Sponsor, an affiliate of Lawrence F. Levy, Ari B. Levy and Steven C. Florsheim, to repay $389,623 of working capital loans owed by LAC to the Sponsor.

Other Agreements and Transactions

The Company has retained CST to act as the Depositary and Morrow Sodali to act as the Information Agent. Directors, officers and employees of either us or our affiliates, or the Information Agent may contact holders of Warrants by hand, mail, telephone or facsimile regarding the Offer and may request brokers, dealers and other nominees to forward the Offer Letter and related materials to beneficial owners of the Warrants. Such directors, officers and employees will not be specifically compensated for providing such services. CST and Morrow Sodali will receive reasonable and customary compensation for their respective services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will be indemnified by the Company against certain liabilities and expenses in connection therewith.

9.	FINANCIAL INFORMATION REGARDING THE COMPANY

The financial information included under Part II, Item 8 in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2015 and under Part I, Item 1 in the Company’s Quarterly Report on Form 10-Q for the twelve week period ended March 22, 2016 is incorporated herein by reference. The full text of all such filings with the SEC, as well as other documents we have filed with the SEC prior to, or will file with the SEC subsequent to, the filing of the Tender Offer Statement on Schedule TO can be accessed electronically on the SEC’s website at www.sec.gov.

Summary Financial Information. The following is a summary of historical consolidated statement of operations data and consolidated balance sheet data as of and for each period indicated. The summary historical consolidated financial data for the 26 weeks ended December 29, 2015 (Successor), 26 weeks ended June 30, 2015 (Predecessor) and 52 weeks ended December 30, 2014 (Predecessor) are derived from, and should be read in conjunction with, our audited financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K filed with the SEC on March 8, 2016. The summary historical consolidated financial data as of and for the 12 week periods ended March 22, 2016 (Successor) and March 24, 2015 (Predecessor) are derived from, and should be read in conjunction with, our unaudited financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q filed with the SEC on May 2, 2016.

Summary Consolidated Statement of Operations Data:

	Successor(1)	Predecessor(1)	Successor(1)	Predecessor(1)
(Amounts in thousands, except for share and per share data):	12 Weeks Ended March 22, 2016	12 Weeks Ended March 24, 2015	26 Weeks Ended December 29, 2015	26 Weeks Ended June 30, 2015	52 Weeks Ended(2) December 30, 2014
	(unaudited)	(unaudited)
Revenue	$97,403	$94,418	$215,450	$208,552	$396,024

Operating expenses	90,663	85,673	196,203	186,858	368,692

Income from operations	6,740	8,745	19,247	21,694	27,332
Other expense, net	1,537	13,227	16,482	18,850	35,489

Income (loss) from operations before provision for income taxes	5,203	(4,482)	2,765	2,844	(8,157)
Provision for income taxes	2,142	458	112	740	1,098

Net income (loss)	3,061	(4,940)	2,653	2,104	(9,255)

Other comprehensive income (loss)	—	1	—	34	(106)

Comprehensive income (loss)	$3,061	$(4,939)	$2,653	$2,138	$(9,361)

Earnings (loss) per share:
Basic	$0.08	$(1.21)	$0.07	$0.38	$(2.37)
Diluted	$0.08	$(1.21)	$0.07	$0.37	$(2.37)
Weighted-average shares outstanding:
Basic	38,798,014	4,074,498	38,802,425	5,492,417	3,907,835
Diluted	38,798,301	4,074,498	40,249,993	5,610,859	3,907,835

Summary Consolidated Balance Sheet Data:

	Successor(1)		Predecessor(1)
(Amounts in thousands)	March 22, 2016	December 29, 2015	December 30, 2014
	(unaudited)
Total current assets	$21,080	$19,765	$18,439
Total assets	704,158	703,572	549,319
Total current liabilities	49,184	51,453	48,185
Total liabilities	332,999	335,195	467,915
Total shareholders’ equity	371,159	368,377	81,404

(1)	As a result of the Business Combination, we are the acquirer for accounting purposes, and DTH is the acquiree and accounting predecessor. Our financial statement presentation distinguishes a “Predecessor” for DTH for periods prior to the Closing Date. We were subsequently re-named as Del Taco Restaurants, Inc. and are the “Successor” for periods after the Closing Date, which includes consolidation of DTH subsequent to the Business Combination on June 30, 2015.
(2)	We use a 52- or 53-week fiscal year ending on the Tuesday closest to December 31. Fiscal year 2015 and fiscal year 2014 ended on December 29, 2015 and December 30, 2014, respectively. In a 52-week fiscal year, the first, second and third quarters each include 12 weeks of operations and the fourth quarter includes 16 weeks of operations; in a 53-week fiscal year, the first, second and third quarters each include 12 weeks of operations and the fourth quarter includes 17 weeks of operations. A 53-week fiscal year occurs approximately every six or seven years. Fiscal year 2015 and fiscal year 2014 were 52-week fiscal years.

Book value per share. Our book value per common share as of March 22, 2016 was $9.59.

Ratio of Earnings to Fixed Charges:

The following table sets forth our ratios of earnings (loss) to fixed charges for the periods shown:

	12 Weeks Ended March 22, 2016		26 Weeks Ended December 29, 2015		26 Weeks Ended June 30, 2015		52 Weeks Ended December 30, 2014
Ratio of earnings to fixed charges		2.48		1.34		1.17	0.79
Amount by which earnings were insufficient to cover fixed charges (amounts in thousands)	$	N/A	$	N/A	$	N/A	$(8,262)

For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before provision for income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness, amortization of deferred financing costs and debt discount and one-third of rental expense on operating leases, representing that portion of rental expense that we estimate to be attributable to interest.

10.	CONDITIONS; TERMINATION; WAIVERS; EXTENSIONS; AMENDMENTS

The conditions of the Offer are:

i.	there shall not have been instituted, threatened in writing or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer;

ii.	no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

iii.	in our reasonable judgment, there shall not have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs;

iv.	there shall not have occurred:

a.	any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets;

b.	any material adverse change in the price of the Shares in U.S. securities or financial markets;

c.	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

d.	any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or

e.	a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer, as described below. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. In the event that we terminate the Offer, all Warrants tendered by a Warrant holder in connection with the Offer will be returned to such Warrant holder and the Warrants will expire in accordance with their terms on June 30, 2020 and will otherwise remain subject to their original terms.

Subject to applicable securities laws and the terms and conditions set forth in this Offer Letter, we expressly reserve the right (but will not be obligated), at any time or from time to time, prior to the Expiration Date, regardless of whether or not any of the events set forth above shall have occurred or shall have been determined by us to have occurred, to (a) waive any and all conditions of the Offer, (b) extend the Offer, or (c) otherwise amend the Offer in any respect. The rights reserved by us in this paragraph are in addition to our rights to terminate the Offer described above. Irrespective of any amendment to the Offer, all Warrants previously tendered pursuant to the Offer and not accepted for exchange or withdrawn will remain subject to the Offer and may be accepted thereafter for exchange by us.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition to the Offer, we will disseminate additional information and extend the Offer to the extent required by Exchange Act Rules 13e-4(d)(2) and 13e-4(e)(3). In addition, we may, if we deem appropriate, extend the Offer for any other reason. In addition, if the exchange ratio for Shares to Warrants is adjusted, the Offer will remain open at least 10 business days from the date we first give notice of such change to Warrant holders, by press release or otherwise.

Any extension, amendment or termination of the Offer by us will be followed promptly by a public announcement thereof. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to advertise or otherwise communicate any such announcement other than by making a release to the Dow Jones News Service, Globe Newswire or such other means of public announcement as we deem appropriate.

If for any reason the acceptance for exchange (whether before or after any Warrants have been accepted for exchange pursuant to the Offer), or the exchange for, Warrants subject to the Offer is delayed or if we are unable to accept for exchange, or exchange for, Warrants pursuant to the Offer, then, without prejudice to our rights under the Offer, tendered Warrants may be retained by the Depositary on our behalf and may not be withdrawn (subject to Exchange Act Rule 14e-1(c), which requires that an offeror deliver the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer). In addition to being limited by Exchange Act Rule 14e-1(c), our reservation of the right to delay delivery of the Shares for Warrants which we have accepted for exchange pursuant to the Offer is limited by Exchange Act Rule 13e-4(f)(5),which requires that an offeror deliver the consideration offered or return the securities tendered pursuant to a tender offer promptly after termination or withdrawal of that tender offer. Notwithstanding the foregoing, tendered Warrants may also be withdrawn if the Company has not accepted the Warrants for exchange by the 40th business day after the initial commencement of the Offer.

Pursuant to Exchange Act Rule 13e-4, we have filed the Schedule TO with the SEC which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under “Additional Information; Miscellaneous” in this Offer Letter.

11.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences to holders that own and hold Warrants as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and that exchange Warrants for Shares pursuant to the Offer. This discussion does not address all of the tax consequences that may be relevant to a holder based on his, her or its individual circumstances and does not address tax consequences applicable to holders that may be subject to special tax rules, such as: financial institutions; insurance companies; regulated investment companies; tax-exempt organizations; dealers or traders in securities or currencies; holders that actually or constructively own 5% or more of our Shares; holders that hold Warrants as part of a position in a straddle or a hedging, conversion or integrated transaction for U.S. federal income tax purposes; holders that have a functional currency other than the U.S. dollar; holders that received their Warrants as compensation for the performance of services; or holders that are not U.S. persons (as defined for U.S. federal income tax purposes). Moreover, this summary does not address any state, local or foreign tax consequences or any U.S. federal non-income tax consequences of the exchange of Warrants for Shares pursuant to the Offer or, except as discussed herein, any tax reporting obligations of a holder. Holders should consult their tax advisors as to the specific tax consequences to them of the Offer in light of their particular circumstances.

If an entity treated as a partnership for U.S. federal income tax purposes holds Warrants, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Holders owning their Warrants through a partnership should consult their tax advisors regarding the U.S. federal income tax consequence of exchanging Warrants for Shares pursuant to the Offer.

This summary is based on the Code, applicable Treasury regulations, administrative pronouncements and judicial decisions, each as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations by the Internal Revenue Service (“IRS”) or a court, which could affect the tax consequences described herein.

The exchange of Warrants for Shares pursuant to the Offer should be treated as a “recapitalization” pursuant to which (i) no gain or loss should be recognized on the exchange of Warrants for Shares, (ii) a holder’s aggregate tax basis in the Shares received in the exchange should equal the holder’s aggregate tax basis in its Warrants surrendered in exchange therefor, and (iii) a holder’s holding period for the Shares received in the exchange should include its holding period for the surrendered Warrants. Special tax basis and holding period rules apply to holders that acquired different blocks of Warrants at different prices or at different times. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances.

Although the Company believes the exchange pursuant to the Offer is a value-for-value transaction, because of the uncertainty inherent in any valuation, there can be no assurance that the IRS or a court would agree. If the IRS or a court were to view the exchange pursuant to the Offer as the issuance of Shares to an exchanging holder having a value in excess of the Warrants surrendered by such holder, such excess value could be viewed as a constructive dividend under Section 305 of the Code. Although not free from doubt, it is expected that such constructive dividend, if any, should be considered a dividend of common stock on common stock, which generally should be nontaxable for most holders.

Holders are urged to consult their personal tax advisors concerning the tax consequences of an exchange pursuant to Offer based on their particular circumstances.

12.	FORWARD-LOOKING STATEMENTS; RISK FACTORS

This Offer Letter contains forward-looking statements. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results. Certain factors, including factors outside of the Company’s control, may cause actual results to differ materially from those contained in the forward-looking statements. All forward looking statements included in this Offer Letter are based on information available to the Company as of the date hereof.

An investment in our Shares involves a high degree of risk. In addition to the risks identified below relating to the Offer, please refer to our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 29, 2015, filed on March 8, 2016, and our Quarterly Report on Form 10-Q for the quarter ended March 22, 2016, filed on May 2, 2016, for a discussion of risks relating to our business and an investment in our Shares. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the matters identified as potential risks materialize, our business could be harmed. In that event, the trading price of our Shares and Warrants could decline.

There is no guarantee that your decision whether to tender your Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell his, her or its Shares in the future following the completion of the Offer. If you choose to tender some or all of your Warrants in the Offer, certain future events (including, without limitation, those described in Section 5.E, “Plans, Proposals or Negotiations”), which may be significant and may happen quickly at any time in the future, may result in you realizing a lower value than you might have realized in the future had you not agreed to exchange your Warrants. Similarly, if you do not tender your Warrants in the Offer, you will continue to bear the risk of ownership of your Warrants after the closing of the Offer, and there can be no assurance that you can sell your Warrants (or exercise them for Shares) in the future at a higher price than would have been obtained by participating in the Offer or at all. You should carefully review the terms of the Warrants, including the warrant agreement governing the Warrants, and consult your own individual tax and/or financial advisor for assistance on how the tender of your Warrants may affect your individual situation.

If the Offer is successful, the liquidity of the market for the Warrants may be substantially reduced.

If the Offer is successful, the holders of Warrants who tender their Warrants will receive Shares that are listed on Nasdaq. Levy Family Partners, LLC, the Ari Levy 2003 Investment Trust, PW Acquisitions, LP and The R.J. Investment Trust, which hold approximately 34.2% of the outstanding Warrants, have agreed to tender an aggregate of not less than 1,500,000 of their Warrants. To the extent that the Offer is successful, the liquidity of the market for any remaining Warrants, which are listed on Nasdaq, may be substantially reduced. These Warrant holders may tender a greater number of Warrants, up to the total number of Warrants they hold (subject to proration and the other terms of the Offer).

Certain members of our Board are subject to conflicts of interest with respect to the Offer.

Levy Family Partners, LLC holds 1,769,652 Warrants. Lawrence F. Levy and Ari B. Levy, each a director of the Company, are two of the four managers of Levy Family Partners, LLC. The four managers of Levy Family Partners, LLC, acting by majority vote, exercise voting and dispositive control over the Warrants held by Levy Family Partners, LLC. Levy Family Partners, LLC has agreed to tender not less than 665,000 of its Warrants.

The Ari Levy 2003 Investment Trust, a trust established for the benefit of Ari B. Levy, a director of the Company, holds 1,792,095 Warrants. The Ari Levy 2003 Investment Trust has agreed to tender not less than 670,300 of its Warrants.

PW Acquisitions, LP holds 600,000 Warrants. Patrick Walsh, a director of the Company, is the chief executive officer and managing member of the General Partner of PW Acquisitions, LP and exercises voting and dispositive power over these Warrants. PW Acquisitions, LP has agreed to tender not less than 164,000 of its Warrants.

The R.J. Investment Trust, a trust established for the benefit of R.J. Melman, a director of the Company, holds 2,500 Warrants. The R.J. Investment Trust has agreed to tender not less than 700 of its Warrants.

Lawrence F. Levy, Ari B. Levy, Patrick Walsh and R.J. Melman recused themselves from voting on the Offer.

As of July 8, 2016, the Warrants held by Levy Family Partners, LLC, the Ari Levy 2003 Investment Trust, PW Acquisitions, LP and The R.J. Investment Trust collectively represent approximately 34.2% of the outstanding Warrants. Additionally, Lawrence F. Levy, Ari B. Levy, Patrick Walsh and R.J. Melman are each stockholders of the Company. We did not obtain a “fairness opinion” in connection with the Offer.

The market price of our Shares will fluctuate, which may adversely affect Warrant holders who tender their Warrants for Shares.

The market price of our Shares will fluctuate between the date the Offer is commenced, the Expiration Date of the Offer and the date on which Shares are issued to tendering Warrant holders. Accordingly, the market price of Shares upon settlement of the Offer could be less than the price at which the Warrants could be sold. The Company does not intend to adjust the exchange ratio of Shares for Warrants based on any fluctuation in our Share price.

Resales of the additional Shares issued pursuant to the Offer may adversely affect the Share price.

Shares issued in the Offer will be freely tradable, unless held by affiliates. In light of the current trading volume of our Shares, if the holders of the Warrants were to sell a significant portion of the Shares obtained from the Offer, such sales could have a negative impact on the trading price of our Shares.

No rulings or opinions have been received as to the tax consequences of the Offer to holders of Warrants.

The tax consequences that will result to Warrant holders that participate in the Offer are not well defined by the existing authorities. No ruling of any governmental authority and no opinion of counsel has been issued or rendered on these matters. Warrant holders must therefore rely on the advice of their own tax advisors in assessing these matters. For a general discussion of certain tax considerations, see “Material U.S. Federal Income Tax Consequences.”

13.	THE FINANCIAL ADVISOR, INFORMATION AGENT AND DEPOSITARY

Financial Advisor

Piper Jaffray & Co. is acting as the Financial Advisor in connection with the Offer. The Financial Advisor has not been retained to solicit and is not soliciting acceptances of the Offer, nor is it making any recommendations with respect thereto.

Piper Jaffray & Co. and its affiliates have in the past provided us with and may in the future provide to us certain financial advisory, investment banking and other services in the ordinary course of their business for which they will be entitled to receive fees.

From time to time, the Financial Advisor and its affiliates may trade our securities for their own account or for the accounts of their customers and, accordingly, may hold long or short positions in the Shares or Warrants at any time.

The Depositary; The Information Agent

We have retained Continental Stock Transfer & Trust Company, to act as the Depositary, and Morrow Sodali, to act as the Information Agent, in connection with the Offer. All deliveries, correspondence and questions sent or presented to the Depositary or the Information Agent relating to the Offer should be directed to the addresses or telephone numbers set forth on the back cover of this Offer Letter.

14.	FEES AND EXPENSES

The Financial Advisor, Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of Warrants pursuant to the Offer. Warrant holders holding Warrants through a broker, dealer, commercial bank, trust company or other nominee are urged to consult such nominees to determine whether transaction costs may apply if Warrant holders tender Warrants through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Warrants held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer.

15.	ADDITIONAL INFORMATION; MISCELLANEOUS

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer Letter is a part. This Offer Letter does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. The Company recommends that holders review the Schedule TO, including the exhibits and the information incorporated by reference in the Schedule TO, and the Company’s other materials that have been filed with the SEC before making a decision on whether to accept the Offer, including:

1.	The description of the Shares in the Company’s Registration Statement on Form 8-A filed with the SEC on November 13, 2013 under Section 12(b) of the Exchange Act;

2.	Annual Report on Form 10-K for the fiscal year ended December 29, 2015, filed with the SEC on March 8, 2016;

3.	Definitive proxy statement on Schedule 14A for the Company’s 2016 annual meeting of stockholders, filed with the SEC on April 15, 2016; and

4.	Quarterly Report on Form 10-Q for the quarter ended March 22, 2016, filed with the SEC on May 2, 2016.

Documents we file (but not documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules) with the SEC under Section 13(e), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer Letter will be incorporated by reference in this Offer Letter only upon our filing of a subsequent amendment to the Schedule TO. Any statement contained in this Offer Letter or in a document (or part thereof) incorporated by reference in this Offer Letter shall be considered to be modified or superseded for purposes of this Offer Letter to the extent that a statement contained in any subsequent amendment to this Offer Letter or amendment to the Schedule TO to which this Offer Letter relates modifies or supersedes that statement.

You can obtain any of the documents incorporated by reference in this Offer Letter from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent for the Offer at the telephone numbers and address set forth on the back cover of this Offer Letter.

Each person to whom a copy of this Offer Letter is delivered may obtain a copy of any or all of the referenced documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost. Requests should be directed to our investor relations representative at:

ICR, Inc.

Attention: Raphael Gross

761 Main Avenue

Norwalk, CT 06851

203-682-8253

Sincerely,

Del Taco Restaurants, Inc.

25521 Commercentre Drive

Lake Forest, CA 92630

The Depositary is Continental Stock Transfer & Trust Company. The Letter of Transmittal and certificates representing Warrants, and any other required documents should be sent or delivered by each holder of Warrants or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

THE DEPOSITARY FOR THE OFFER IS:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

IF DELIVERING BY MAIL, HAND OR COURIER:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

17 Battery Place, 8th Floor

New York, NY 10004

Attention: Corporate Actions Department

CONFIRM BY TELEPHONE:

Telephone: (917) 262-2378

THE INFORMATION AGENT FOR THE OFFER IS:

470 West Avenue—3rd Floor

Stamford, CT 06902

Banks and Brokerage Firms, please call (203) 658-9400

Warrant Holders, please call (855) 291-6792 toll free

THE FINANCIAL ADVISOR FOR THE OFFER IS:

PIPER JAFFRAY & CO.

50 California Street, Suite 3100

San Francisco, CA 94111

Telephone: (888) 415-0317

Any question or request for assistance may be directed to the Information Agent or the Financial Advisor at the address, phone number and email address listed above.

Requests for additional copies of the Offer Letter, the Letter of Transmittal or other documents related to the offer may also be directed to the Information Agent.